                                  EXHIBIT 10.2
                                  ------------

                          EXECUTIVE EMPLOYMENT CONTRACT
                          -----------------------------

         THIS EXECUTIVE EMPLOYMENT CONTRACT (this "Agreement") is made on this 10th day of March, 2004, by and between R. G. BARRY CORPORATION, an Ohio corporation having a principal place of business located at 13405 Yarmouth Road, N.W., Pickerington, Ohio 43147 (the "Company"), and THOMAS M. VON LEHMAN, an individual having an address of 223 Fourth Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222 (the "Executive").

                                   WITNESSETH:
                                   -----------

         WHEREAS, the Company has offered and the Executive has accepted employment with the Company under the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants of the parties expressed in this Agreement, the parties hereto make the following agreement, intending to be legally bound hereby:

         1.       EMPLOYMENT.

         (a) The Company will employ the Executive, and the Executive agrees to serve, as the interim Chief Executive Officer and interim President of the Company (the "Position"), in accordance with the terms and conditions of this Agreement, for a period of six (6) months (the "Initial Term"), commencing on the date of this Agreement (the "Commencement Date"), and ending on September 9, 2004, unless sooner terminated as hereinafter set forth. The Initial Term may be extended for three (3) month intervals (each an "Extension") upon the mutual agreement of the Company and the Executive, such agreement shall be in writing and signed by both parties (the Initial Term as such term may be extended by an Extension is sometimes hereinafter referred to as the "Term"). The Position and the offices related thereto shall be located in the Pickerington, Ohio office of the Company. During the Term of this Agreement, the Executive shall report to the Board of Directors of the Company by reporting directly to the specified Director(s) as the point(s) of contact for the Board of Directors. The initially specified Directors are Edward Stan and Harvey Weinberg.

         (b) It is hereby acknowledged and agreed by the Company that this Agreement and the employment of the Executive hereunder shall not affect the Company's decision whether to continue to retain the services of The Meridian Group in the restructuring efforts of the Company. The Company hereby further acknowledges that the President of The Meridian Group is Margaret M. Good and that she is the wife of the Executive. As such, any and all invoices produced by The Meridian Group for payment by the Company shall be reviewed and approved by the Chief Financial Officer of the Company, without any input or approval from the Executive.

         (c) It is hereby further agreed by the Company that the prior Chief Executive Officer, Mr. Gordon Zacks, shall: (i) set up his principal office outside of the headquarters building of the Company; (ii) remain involved in the affairs of the Company solely in his capacity as a member of the Board of Directors of the Company and as Chairman of the Board and on those special matters at the direction of the Executive; and (iii) visit the Company's locations only on official Board of Directors matters or upon the specific request of the Executive.

         2.       DUTIES AND RESPONSIBILITIES OF THE POSITION.

         (a) The Executive will be primarily responsible for the operations of the Company including, but not limited to, production, sourcing, planning, distribution, marketing and sales.

         (b) In addition to the primary duties of the Position, the Executive shall oversee the functional departments within the Company, such as finance, communications, information technology and other administrative staff, and all such departments shall report directly to the Executive. The Executive shall also oversee all restructuring and refinancing-related efforts or sale of the Company; such efforts shall be subject, however, to the approval of the Board of Directors.

         (c) In connection with the performance of the duties and responsibilities of the Position, the Executive shall have the authority and the power to hire, reassign and fire employees, professionals and consultants and shall have the authority to re-align the reporting relationships within the Company, subject to prior Board approval for actions affecting senior executives. Board approval is required to: (i) make changes to the terms of the Company's engagement of The Meridian Group; (ii) change the Company's independent auditors; (iii) enter into any engagement involving material expenditures; and (iv) carry out programs or actions that require specific Board approval under the rules of the New York Stock Exchange, applicable law or an established Board policy as communicated to Executive.

         (d) Further, in connection with the performance of the duties and responsibilities of the Position, the Executive shall have the right to receive any and all notices of, and to attend, any and all meetings of the Board of Directors of the Company and each of its Committees, except for certain matters for which the Board or the Committee may specifically ask the Executive to excuse himself, and, in addition thereto, to receive true and correct copies of the minutes of all such meetings.

         (e) The Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the duties and responsibilities of the Position, to use the Executive's reasonable best efforts to perform faithfully and efficiently such duties and responsibilities.

         3. COMPENSATION. The terms of the Executive's total compensation during the Term shall be as follows:

                  (a) Base Salary: The Executive shall be paid by the Company a base salary of FIFTY THOUSAND AND NO/100 ($50,000.00) DOLLARS per month (the "Base Salary") for the Initial Term and the first Extension, which shall be subject to adjustment by the Board of Directors and Executive at the time of the second and any subsequent Extensions.

                  (b) Options: In addition to the Base Salary, the Executive shall be granted on the Commencement Date a non-qualified option for 100,000 shares of the Company's common stock at a price per share equal to the closing price per share of the Company's common stock on the Commencement Date (the "Initial Stock Option") and on September 10, 2004, if the parties have agreed to a first Extension, a non-qualified option for 50,000 shares of the Company's common stock at a price per share equal to the closing price per share of the Company's common stock on such grant date (the "Second Stock Option"). The Initial Stock Option shall vest in full on the earlier of (1) the last day of the Initial Term if Executive is employed by the Company on that day, (2) the date on which the Company terminates Executive's employment for any reason other than for Cause (as defined below), (3) the date on which Executive terminates his employment for Good Reason (as defined below), or (v) the date of a Sale of the Company (as defined below). The Second Stock Option, if granted, shall vest in full on the earlier of the (1) the last day of the first Extension if Executive is employed by the Company on that day, (2) the date during such first Extension on which Executive is terminated by the Company for any reason other than for Cause (as defined below), (3) the date during such first Extension on which Executive terminates his employment for Good Reason (as defined below), or (v) the date of a Sale of the Company (as defined below). Unless earlier terminated in connection with a Sale, the Initial Stock Option and the Second Stock Option, if they become vested, shall be exercisable by the Executive, at his sole discretion, for a period of two years from the date of grant. For purposes of this Section 3(b) a "Sale" of the Company shall refer to a merger, consolidation or similar transaction or a sale of all or substantially all of the assets of the Company.

                  Executive understands that the Initial Stock Option will be comprised of two stock options: one stock option for 50,000 shares will be granted pursuant to the Company's 2002 Stock Incentive Plan, and a second stock option for 50,000 shares (the "Special Option") will be granted pursuant to a separate stock option agreement and not pursuant to a shareholder-approved stock option plan. The stock option for 50,000 shares to be granted on the first day of the first Subsequent Term will be granted pursuant to the 2002 Stock Incentive Plan. Executive understands that neither the Special Option nor the shares issuable upon exercise of the Special Option will be registered under the Securities Act of 1933 in reliance upon an exemption from registration which may impose trading restrictions on the option shares. Executive also understand that the New York Stock Exchange requires the Company to issue a press release announcing the grant of a non-shareholder approved stock option as an inducement to employment.

                  (c) Benefit Plans: The Executive shall be entitled to participate in any and all benefit plans made available to other senior executive officers of the Company (other than plans that have been frozen or terminated and are no longer available to new executive officers).

                  (d) Cash Bonus: The Board will fix an EBITDA target for the Company for fiscal year 2004 (the "EBITDA Target") at the March meeting of the Board of Directors. If the Company achieves the EBITDA Target, and Executive has served in the Position for the entire Initial Term, the Company shall pay Executive a cash bonus in the amount of One Hundred Thousand Dollars ($100,000). Such payment shall be made as soon as reasonably practicable after the appropriate EBITDA calculations can be made. If the Company achieves the EBITDA Target and Executive has served in the Position for the Initial Term and a first Extension, he shall be paid a cash bonus of $200,000 (but not in addition to the $100,000 amount provided above), said $200,000 amount to be paid as soon as reasonably practicable after the appropriate EBITDA calculations are made. If Executive is terminated without Cause or he leaves for Good Reason during the Initial Term or the first Extension, he shall be paid a bonus as described above as if he had completed the term in which his employment terminated. If prior to the end of the fiscal year 2004 the Company is party to a Sale, Executive shall be paid a cash bonus in lieu of those described above in the amount of $100,000 payable upon the consummation of the Sale. The amounts paid to Executive pursuant to this paragraph shall be made without deduction or withholding unless the Company is required to make such deduction or withholding under applicable tax laws.

         4. TRANSACTION SUCCESS FEE. In the event of a sale, merger, consolidation or any other business combination, in one or a series of related transactions, involving all or a substantial amount of the business, securities or assets (including related real estate assets) of the Company, or any recapitalization of the Company or any spin-off, split-off or other extraordinary dividend of cash, securities or other assets to the equity holders of the Company (each, a "Sale Transaction") that is consummated during the Transaction Period (as defined below), the Company shall pay to Executive a Transaction Success Fee (as defined below).

         The Transaction Period shall begin on the Commencement Date and end on the earlier of (1) any date during the Initial Term or any Extension on which Executive terminates his employment with the Company other than for Good Reason, on which Executive terminates this Agreement prior to the end of the Initial Term or any Extension, (2) the second anniversary of the last day of the Initial Term or (3) any date on which Executive has been terminated for Cause.

         The Transaction Success Fee shall be one (1%) percent of the aggregate amount of consideration ("Sale Consideration") received or to be received by the Company and/or its shareholders (treating any shares issuable upon exercise of options, warrants or other rights of conversion as outstanding), plus the amount of any debt assumed, acquired, remaining outstanding, retired or defeased or preferred stock redeemed or remaining outstanding in connection with the Sale Transaction (the "Sale Transaction Success Fee"). Such consideration may include, but is not limited to, payments in cash, stock, real and personal property, warrants and options, fees, notes, debentures or other debt assumption or relief of any debt (including guarantees), earn-outs, royalties, the total amount of non-compete, employment, consulting and lease agreements or amendments thereto, and all other elements of value exchanged, or to be exchanged, in connection with the Sale Transaction.

The Sale Transaction Success Fee shall be payable in cash at consummation of a Sale Transaction. For purposes of this Agreement, a Sale Transaction shall be deemed to have been consummated upon the earliest of any of the following events to occur: (a) the acquisition of a majority of the equity securities of the Company calculated on a fully-diluted basis; (b) a merger or consolidation of the Company or any affiliate of the Company with another person; (c) the acquisition by another person of assets of the Company representing a majority of the Company's book value; (d) the acquisition by the Company of assets of another person representing a majority of such person's book value, or (e) in the case of any other Sale Transaction, the closing thereof.

In the event that the consideration received in a Sale Transaction is paid in whole or in part in the form of securities or other assets, the value of such securities or other assets, for purposes of calculating the Sale Transaction Success Fee, shall be the fair market value thereof, as the parties hereto shall mutually agree, on the day prior to the consummation of the Sale Transaction; provided, however, that if such consideration includes securities with an existing public trading market, the value thereof shall be determined by the last sales price for such securities on the last trading day thereof prior to such consummation. In the event that all or some portion of the Sale Consideration is related to the future earnings or operations of the Company, the portion of the Sale Transaction Success Fee relating thereto shall be calculated and shall be paid at the time the Sale Transaction is consummated (as determined by the preceding paragraph) based upon the estimated net present value thereof.

This Section 4 shall survive any termination of this Agreement.

         5. BUSINESS EXPENSES. The Company shall reimburse the Executive promptly and in full for any and all business expenses incurred by the Executive by reason of temporary living arrangements in Columbus, Ohio, any and all reasonable, ordinary and necessary travel, entertainment and any and all other expenses in accordance with Company policy applicable to senior executives. In addition, the Company shall reimburse Executive for the reasonable fees and expenses of his counsel (not to exceed $7,500) incurred in the preparation, negotiation and approval of this Agreement.

         6. TERMINATION OF EMPLOYMENT. This Agreement and the employment of the Executive hereunder may be terminated under the following conditions:

                  (a) Mutual Consent: By the mutual consent of the Company and the Executive.

                  (b) For Cause: The Company may terminate this Agreement and the employment of the Executive hereunder for "Cause". For the purposes of this Agreement, the following events shall constitute "Cause":

                      (i) gross negligence materially detrimental to the Company;

                      (ii) conviction of, or a plea of guilt/nolo contendere to, a felony or a crime involving dishonesty;

                      (iii) willful and continued failure of the Executive to perform the duties or responsibilities of the Position and such failure continues for thirty
                                (30) days after the Executive's receipt of written notice from the Company setting forth the specifics of such failure, unless such failure is the result of ill health or physical or mental disability; or

                      (iv) intentional misconduct of the Executive which is materially and demonstrably injurious to the Company.

                  (c) Good Reason. This Agreement and the employment of the Executive hereunder may be terminated by the Executive for "Good Reason". For the purposes of this Agreement, the term "Good Reason" shall mean:

                      (i) (A) The assignment to the Executive of any duty or responsibility inconsistent in any respect with the Position, authority, duties or responsibilities as contemplated in Paragraph 2 above, or (B) any other action by the Company which results in a material diminution in the Position, authority, duties or responsibilities, which in case of (A) or (B) continues for ten
                                (10) days after written notice of such action from the Executive to the Company;

                      (ii) Any reduction, directly or indirectly, in the Executive's Base Salary, Options or any benefit plans described in Paragraph 3 above (other than frozen or terminated plans);

                      (iii) Any other failure by the Company to comply with any term, condition or provision of this Agreement which continues for ten (10) days after written notice of such failure from the Executive to the Company.

                  (d) Death or Disability: This Agreement and the employment of the Executive hereunder shall terminate automatically upon the death of the Executive. Further, the Company may terminate this Agreement and the employment of the Executive hereunder after having established the Executive's Disability (as defined below), upon not less than thirty
         (30) days' prior written notice of such termination; provided, however, that during such thirty (30) days, the Executive shall not have returned to the full time performance of the duties and responsibilities of the Position. For the purposes of this Agreement, the term "Disability" shall mean a disability which is determined to be total and permanent by a physician selected by the Company and reasonably acceptable to the Executive or the Executive's legal representative.

                  (e) Automatic Termination. This Agreement and the employment of the Executive hereunder shall terminate upon the expiration of the then-current Term, unless renewed or extended in a writing signed by the Company and the Executive.

         7. SEVERANCE PAY. (a) In the event that this Agreement and the employment of the Executive hereunder is terminated by the Company prior to the expiration of the then-current Term for any reason other than for Cause, or (b) if the Executive terminates this Agreement and his employment hereunder at any time during the then-current Term for Good Reason, then, in either such event, the Executive shall be entitled to a one time lump sum severance payment equal to the Base Salary multiplied by the number of months remaining in the then-current Term.

         8. CONFIDENTIAL INFORMATION. The Executive acknowledges that the services which he will be providing to and for the Company or its affiliates will give him access to, and the Executive hereby agrees to hold in a fiduciary capacity for the benefit of the Company, any and all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Term of this Agreement and which shall not be public knowledge (other than by acts of the Executive or his representative in violation of this Agreement). After the expiration or earlier termination of this Agreement and the employment of the Executive hereunder, the Executive shall not, without prior written consent of the Company, or unless required to do so by order of a court, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Paragraph constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

         9. INDEMNIFICATION. Executive shall be indemnified to the same extent as the most favorable indemnification provided by the Company to any other officers or directors. The Company hereby agrees to defend any and all suits, actions, causes of action or claims brought against the Executive and/or his representatives, agents, attorneys, insurers, heirs, executors, administrators, beneficiaries, successors and assigns for or on account of any injuries, damages or costs alleged to have been caused by, through, or in connection with the employment of the Executive or the performance of the duties or responsibilities of the Position by the Executive as contemplated in this Agreement including, but not limited to, any suits, actions, causes of action or claims brought by or on behalf of any shareholder or stakeholder, and further hereby agrees to indemnify and hold harmless the Executive, his representatives, agents, attorneys, insurers, heirs, executors, administrators, beneficiaries, successors and assigns from and against any and all claims, damages, demands, actions, causes of action, suits, debts due, sums of money, accounts, interest, costs and expenses of whatever kind and nature including, but without limitation, attorneys' fees and other expenses caused by and/or arising from or relating to the employment of the Executive or the performance of the duties or responsibilities of the Position by the Executive as contemplated in this Agreement. The Company shall include Executive as a covered person under all director and officer liability policies maintained by Company and shall use its best commercial efforts to maintain such coverage for a period of two (2) years after Executive's termination of employment hereunder.

         10.      MISCELLANEOUS.

         (a) Notices. Whenever any notice, demand or request is required or permitted under this Agreement, such notice, demand or request shall be in writing and shall be: (i) delivered by hand; (ii) sent by United States certified mail, postage prepaid, return receipt requested; or (iii) be sent by nationally recognized commercial courier for next business day delivery, to the addresses set forth below, or to such other addresses as are specified by written notice given in accordance herewith. All notices, demands or requests delivered by hand shall be deemed given upon the date so delivered; those given by mailing as hereinabove provided shall be deemed given on the date of deposit in the United States mail; and those given by commercial courier as hereinabove provided shall be deemed given on the date of deposit with the commercial courier. Nonetheless, the time period, if any, in which a response to any notice, demand or request must be given shall commence to run from the date of receipt of the notice, demand or request by the addressee thereof. Any notice, demand or request not received because of changed address of which no notice was given as hereinabove provided or because of refusal to accept delivery shall be deemed received by the party to whom addressed on the date of hand delivery, on the first calendar day after deposit with commercial courier, or on the third
(3rd) calendar day following deposit in the United States mail, as the case may be.

         IF TO EXECUTIVE:  MR. THOMAS M. VON LEHMAN
                           223 Fourth Avenue, Suite 1700
                           Pittsburgh, PA 15222

         WITH COPY TO:     Eckert Seamans Cherin & Mellott, LLC
                           U.S. Steel Tower
                           600 Grant Street, 44th Floor
                           Pittsburgh, PA  15219
                           Attention:  C. Kent May, Esq.

         IF TO COMPANY:    R. G. BARRY CORPORATION
                           13405 Yarmouth Road, N.W.
                           Pickerington, OH 43147
                           Attention:  Lead Director

         WITH COPY TO:     Vorys, Sater, Seymour and Pease LLP
                           Suite 2000, Atrium Two, 221 East Fourth Street
                           P. O. Box 0236
                           Cincinnati, Ohio 45201-0236
                           Attention:  Roger E. Lautzenhiser

         (b) Binding Agreement. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the Executive and his heirs, executors, personal or legal representatives, administrators, successors and assigns.

         (c) Headings. The use of headings, captions and numbers in this Agreement is solely for the convenience of identifying and indexing the various provisions in this Agreement and shall in no event be considered otherwise in construing or interpreting any provision in this Agreement.

         (d) Defined Terms. Capitalized terms used in this Agreement shall have the meanings ascribed to them at the point where first defined, irrespective of where their use occurs, with the same effect as if the definitions of such terms were set forth in full and at length every time such terms are used.

         (e) Pronouns. Wherever appropriate in this Agreement, personal pronouns shall be deemed to include the other genders and the singular to include the plural.

         (f) Severability. If any term, covenant, condition or provision of this Agreement, or the application thereof to any person or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Agreement or the application of such term, covenant, condition or provision to any other person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each term, covenant, condition and provision hereof shall remain valid and enforceable to the fullest extent permitted by law.

         (g) Non-Waiver. Failure by any party to complain of any action, non-action or breach of any other party shall not constitute a waiver of any aggrieved party's rights hereunder. Waiver by any party of any right arising from any breach of any other party shall not constitute a waiver of any other right arising from a subsequent breach of the same obligation or for any other default, past, present or future.

         (h) Rights Cumulative. All rights, remedies, powers and privileges conferred under this Agreement shall be cumulative and in addition to, but not restrictive of or in lieu of, those conferred by law.

         (i) Dates. If any date set forth in this Agreement shall fall on, or any time period set forth in this Agreement shall expire on, a day which is a Saturday, Sunday, federal or state holiday, or other non-business day, such date shall automatically be extended to, and the expiration of such time period shall automatically to be extended to, the next day which is not a Saturday, Sunday, federal or state holiday or other non-business day. The final day of any time period under this Agreement or any deadline under this Agreement shall be the specified day or date, and shall include the period of time through and including such specified day or date.

         (j) Applicable Law. This Agreement shall be governed by, construed under and interpreted and enforced in accordance with the laws of the State of Ohio, without regard to principles of conflicts of laws.

         (k) Entire Agreement, Modification. This Agreement supersedes all prior discussions and agreements by and between the Company and the Executive with respect to the employment of the Executive with and by the Company and other matters contained herein, and this Agreement contains the sole and entire understanding between the Company and the Executive with respect thereto. This Agreement shall not be modified or amended except by an instrument in writing executed by or on behalf of the Company and the Executive .

         (l) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same instrument.

         (m) Counsel. Each party hereto warrants and represents that each party has been afforded the opportunity to be represented by counsel of its choice in connection with the execution of this Agreement and has had ample opportunity to read, review, and understand the provisions of this Agreement.

         (n) No Construction Against Preparer. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by any court or other governmental or judicial authority by reason of such party's having or being deemed to have prepared or imposed such provision.

         IN WITNESS WHEREOF, this Agreement has been duly executed on behalf of the Company by an officer duly authorized in the premises and by the Executive on the date first above written.

                                           COMPANY:
                                           --------

WITNESS:                                   R. G. BARRY CORPORATION


/s/ Michael Krasnoff                       By: /s/ Daniel D. Viren
------------------------------                ------------------------------
Michael Krasnoff                           Name: Daniel D. Viren
                                                ----------------------------
                                           Title: Sr. VP Finance - CFO


                                           EXECUTIVE:
                                           ----------
WITNESS:


/s/ S.G. Bierker                           /s/ Thomas M. Von Lehman
------------------------------             ---------------------------------
S.G. Bierker                               THOMAS M. VON LEHMAN